COVER LETTER TO OFFER TO REPURCHASE

IF YOU DO NOT WANT TO SELL YOUR SHARES OF BENEFICIAL INTEREST AT THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SIMPLY A NOTIFICATION OF THE FUND’S REPURCHASE OFFER.

CARLYLE ALPINVEST PRIVATE MARKETS FUND

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

May 1, 2025

Dear Shareholder:

This letter serves to inform you of important dates relating to a repurchase offer by the Carlyle AlpInvest Private Markets Fund (the “Fund”). If you are not interested in tendering your shares of beneficial interest in the Fund for repurchase at this time, please disregard this notice and take no action. The Fund currently has three classes of Shares: Class A Shares, Class W Shares and Class I Shares (together, the “Shares”).

A shareholder who tenders Shares prior to holding such Shares for 12 consecutive months will be subject to an “early repurchase fee,” which will reduce the Shareholder’s payment by 2%. In addition, the sale of Shares may also be subject to income and transfer taxes.

The tender offer period will begin on May 1, 2025, and end at 11:59 p.m., Eastern Time, on May 30, 2025 (the “Expiration Date”). The purpose of the tender offer is to provide liquidity to shareholders of the Fund (“Shareholders”). Shares may be presented to the Fund for repurchase only by tendering them during one of the Fund’s announced tender offers.

If you do not wish to sell your Shares for any reason, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO SELL ANY PORTION OF YOUR SHARES AT THIS TIME.

All requests to tender Shares must be received by SS&C, either by email, mail or by fax, in good order, by May 30, 2025. If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal by SS&C ALPS Retail Alternatives Group by calling the Fund at (844) 417-4186. Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting the Fund to confirm receipt. If you fail to confirm receipt of your Letter of Transmittal by SS&C ALPS Retail Alternatives Group, there can be no assurance that your tender has been received by the Fund.

All Shareholders tendering Shares should carefully review their Letter of Transmittal and follow the delivery instructions therein.

If you have any questions, please refer to the attached Offer to Repurchase document, which contains additional important information about the repurchase offer, or call (844) 417-4186.

Sincerely,
Carlyle AlpInvest Private Markets Fund